UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 6, 2013

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-35293	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Atrium Way, Suite 265 Mount Laurel, New Jersey	08054
(Address of Principal Executive Offices)	(Zip Code)

(856) 273-6980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Employment Agreement with Ryan Lee, Chief Financial Officer

On April 6, 2013, Central European Distribution Corporation (“CEDC”) entered into an Employment Agreement with Ryan Lee. The Employment Agreement is effective as of January 22, 2013 which is the date on which Mr. Lee was appointed Chief Financial Officer of CEDC. Mr. Lee’s Employment Agreement provides, among other things, the following:

•

The initial term of employment of Mr. Lee by CEDC continues until June 30, 2015. Unless an intention not to extend is delivered in accordance with the Employment Agreement the term will be automatically extended for one year as of June 30, 2015 and each anniversary thereof.

•	Mr. Lee’s base salary is $450,000 gross annually.

•

Mr. Lee will be eligible to receive a yearly cash bonus after the closing of each fiscal year equal to 100% of his base salary. One portion of the yearly cash bonus will based on the achievement of financial targets and will be earned on a sliding scale ranging from 0% for less than 92.5% achievement of targets, to 150% for over 110% achievement of targets. The other portion of the yearly cash bonus will be based on a good faith assessment of the achievement of project targets by CEDC’s Board of Directors and Operations Committee in consultation with Mr. Lee.

•

Mr. Lee will be eligible to receive an equity bonus in the form of restricted stock units (RSUs) on January 1st of each year during the term. One portion of the RSUs will be performance-based and have a value of $266,667 (determined as of January 1 of each year) and, subject to Mr. Lee’s continued employment, will vest on the first anniversary of the date of grant, based on the achievement of financial targets aimed towards company value creation and in line with shareholders’ interests. The performance-based RSUs will vest on a sliding scale ranging from 0% of the RSUs for less than 92.5% achievement of targets, to 150% of the RSUs for over 110% achievement of targets. The other portion of the RSUs will be time-based with a value of $133,333 (determined as of January 1 of each year). Subject to Mr. Lee’s continued employment through the vesting date, the time-based RSUs will vest in three equal annual installments beginning on the first anniversary of the grant date. In the event CEDC ceases trading its shares on a stock exchange, the equity awards will be paid to Mr. Lee in cash with the same restriction periods and performance levels. As disclosed in the Company’s Current Report on Form 8-K filed on the date hereof, trading of the Company’s common stock will be suspended at the opening of business on Friday, April 12, 2013, and a Form 25-NSE will be filed by NASDAQ with the United States Securities and Exchange Commission to remove the Company’s securities from listing and registration on The NASDAQ Stock Market. Thereafter, Mr. Lee’s equity awards will be payable in cash even if the Company’s common stock continues to trade on the Pink Sheets or the OTCBB prior to the effective date of the Company’s plan of reorganization.

•	As additional benefits, Mr. Lee will be reimbursed for the cost of certain flights, housing expenses, family health insurance, schooling costs, company car and driver, and company phone and laptop.

•

If the Company terminates Mr. Lee’s employment other than for Cause (as defined in the Employment Agreement), disability or death, then Mr. Lee will be paid a lump sum in amount equal to 1.5 times his base salary and receive a bonus in cash equal to 50% of the yearly cash bonus applicable in the relevant year under the assumption that 92.5% of the targets for the relevant year is achieved. All of Mr. Lee’s unvested time-based RSUs will be forfeited and all of Mr. Lee’s unvested performance-based RSUs will vest immediately under the assumption that 92.5% of the targets for the relevant year is achieved. Mr. Lee’s housing, car and driver allowance will continue to be paid for 6 months following the date of termination.

•

In certain instances, Mr. Lee may be entitled to change in control termination benefits. If, during the CIC Provisions Effective Period (as defined in the Employment Agreement), Mr. Lee terminates his employment under conditions constituting a Qualifying CIC Termination (as defined in the Employment Agreement), then Mr. Lee will be paid his remaining base salary for the remainder of the term and receive a bonus in cash equal to 50% of the yearly cash bonus applicable in the relevant year under the assumption that 92.5% of the targets for the relevant year is achieved. All of Mr. Lee’s time-based RSUs will be forfeited and all of Mr. Lee’s unvested performance-based RSUs will vest immediately under the assumption that 92.5% of the targets for the relevant year is achieved. Mr. Lee’s housing, car and driver allowance will continue to be paid for 6 months following the date of termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/S/ Grant Winterton
Grant Winterton
Chief Executive Officer

Date: April 11, 2013